Exhibit 16.1

January 16, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 16, 2021, to be filed by our former client, AIM ImmunoTech Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Morrison, Brown, Argiz & Farra, LLC